Proxy Voting Results

A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	8,514,961,004.35	97.348
Withheld	231,994,591.94	2.652
TOTAL	8,746,955,596.29	100.000
Dennis J. Dirks
Affirmative	8,525,899,114.46	97.473
Withheld	221,056,481.83	2.527
TOTAL	8,746,955,596.29	100.000
Edward C. Johnson 3d
Affirmative	8,497,196,105.85	97.145
Withheld	249,759,490.44	2.855
TOTAL	8,746,955,596.29	100.000
Alan J. Lacy
Affirmative	8,522,858,760.40	97.438
Withheld	224,096,835.89	2.562
TOTAL	8,746,955,596.29	100.000
Ned C. Lautenbach
Affirmative	8,523,008,335.52	97.440
Withheld	223,947,260.77	2.560
TOTAL	8,746,955,596.29	100.000
Joseph Mauriello
Affirmative	8,524,890,199.58	97.461
Withheld	222,065,396.71	2.539
TOTAL	8,746,955,596.29	100.000
Cornelia M. Small
Affirmative	8,525,649,323.51	97.470
Withheld	221,306,272.78	2.530
TOTAL	8,746,955,596.29	100.000
William S. Stavropoulos
Affirmative	8,514,682,431.03	97.345
Withheld	232,273,165.26	2.655
TOTAL	8,746,955,596.29	100.000
David M. Thomas
Affirmative	8,526,972,729.02	97.485
Withheld	219,982,867.27	2.515
TOTAL	8,746,955,596.29	100.000
Michael E. Wiley
Affirmative	8,523,710,850.33	97.448
Withheld	223,244,745.96	2.552
TOTAL	8,746,955,596.29	100.000

PROPOSAL 2
To amend the Declaration of Trust of Fidelity Advisor Series VIII to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	4,574,398,791.46	52.297
Against	2,140,778,913.08	24.475
Abstain	230,752,610.67	2.638
Broker Non-Votes	1,801,025,281.08	20.590
TOTAL	8,746,955,596.29	100.000

A Denotes trust-wide proposal and voting results.